EXHIBIT 99.1
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                       COMMUTATION AND RELEASE AGREEMENT


     This Commutation and Release Agreement, dated as of April 16, 2003 and effective as of January 1, 2003 (hereinafter referred to as the "Release"), is made in respect of the Catastrophe Quota Share Reinsurance Agreement, dated December 23, 2002, (the "Reinsurance Agreement"), and entered into by and between PXRE REINSURANCE LTD., a Bermuda company, PXRE REINSURANCE COMPANY, a Connecticut company, and P-1 RE LTD., a Bermuda exempted Class 3 insurance company. Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Reinsurance Agreement.

     WHEREAS, the Company and the Reinsurer are parties to the Reinsurance Agreement;

     WHEREAS, the Company and the Reinsurer agree that it is in each of their best interests to agree to a commutation amount, cancel the Reinsurance Agreement from inception and enter into this Release to fully and finally settle any and all obligations between them with respect to such Reinsurance Agreement.

     NOW, THEREFORE, in consideration of the mutual benefits to be received by the Parties hereto and the mutual covenants and agreements herein contained, the Parties hereby agree as follows:


   1. In consideration of the release and discharge set forth in Section 2 below, the Reinsurer hereby agrees to immediately pay to the Company the sum of $1,800,000 (hereinafter referred to as the "Commutation Amount"). The Company shall accept the Commutation Amount in full, final and complete settlement of any and all amounts claimed due or to be due by the Reinsurer to the Company relating to, or arising out of or in any way related to the Reinsurance Agreement.

   2. Each of the Parties, on behalf of itself and its subsidiaries, affiliated corporations, officers, directors, shareholders, employees, representatives, agents and attorneys, if any, and their respective heirs, administrators, predecessors, successors and assigns and each of them unconditionally releases, acquits and forever discharges the other Party and its parent, subsidiaries, affiliated corporations, officers, directors, shareholders, employees, agents and attorneys, if any, and their respective heirs, administrators, predecessors, successors and assigns and each of them, from and against any and all past, present and future claims, demands, debts, obligations, liabilities, payments, damages, adjustments, executions, offsets, sums of money, accounts, reckonings, bonds, bills, costs, expenses, actions, causes of action, controversies, covenants, contracts, agreements, promises, judgments, and/or losses, of every nature, kind, character, and description whatsoever, whether grounded in law or in equity, in contract, tort, or otherwise, all whether known or unknown, which such Party now owns, holds or has, or at any time heretofore, owned, held or had, or which such Party hereafter can, shall or may own, hold or have against the other Party, and each of them, arising out of, resulting from, or in any way related to the Reinsurance Agreement, it being the intent of the parties that this release shall operate to


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      fully and finally settle and extinguish any and all obligations and liabilities arising out of, resulting from, or in way relating to the Reinsurance Agreement.

   3. Each of the Parties hereto expressly severally warrants and represents to each of the other Parties hereto that it is a corporation in good standing in its respective place of domicile; that the execution, giving effect to and performance of its obligations under this Release is fully authorized by it; that the person executing this Release has the necessary and appropriate authority to do so; that this Release constitutes a valid and binding obligation of it; that it derives a benefit and will not assert a lack of benefit by reason of its execution of this Release; that there are no pending agreements, transactions or negotiations to which it is a party that would render this Release or any part thereof void, avoidable or unenforceable; that there is no authorization, consent or approval of any government or regulatory entity which is required to make this Release valid and binding upon it; that no claim or account being paid or settled hereunder has previously been assigned or transferred to another person or entity; that no order has been made or petition presented or other step taken for it to be wound up or for the appointment of a liquidator, provisional liquidator, receiver, administrator or other like office holder under the laws of any jurisdiction whatsoever; and that the execution, giving effect to and performance of its obligations under, this Release does not contravene or fail to comply with a direction given by any governmental authority having regulatory authority over it.

   4. This Release shall be interpreted under and be governed by the laws of New York, without regard to any choice of law principles that would apply the law of any other jurisdiction.

   5. This Release shall constitute the entire agreement between the Parties with respect to the commutation of the Reinsurance Agreement and may not be amended orally or in writing except by written addendum signed by each of the Parties hereto.

   6. This Release shall be binding upon and shall inure solely to the benefit of the Parties hereto and their respective assigns; it being the intent of the Parties not to create any third party beneficiaries hereunder.

   7. The Parties acknowledge that they have entered into this Release in reliance upon their own independent investigation and analysis and not on the basis of any representation or warranty by the other Parties hereto other than those representations and warranties set forth in clause 3 above.

   8. This Release may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, but all of which shall constitute one and the same agreement.


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IN WITNESS WHEREOF, the parties hereto have caused this Commutation Agreement and Release to be executed by their duly authorized representatives as of the dates indicated below.

Executed this 16th day of April 2003.

PXRE REINSURANCE COMPANY



By:________________________________
      Name:
      Title:

PXRE REINSURANCE LTD.



By:_______________________________
      Name:
      Title:



P-1 RE LTD.



By:______________________________
      Name:
      Title: